Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2021 SECOND QUARTER RESULTS

Reopened Stores in a Phased Approach; 96% of Stores Now Open

Strong Digital Demand in Second Quarter

Second Quarter Fiscal 2021 Financial Summary

•	Net sales decreased 20% from last year to $391 million with stores open about 70% of days
•	Robust 144% e-commerce growth
•	Generated $74 million of operating cash flow

NASHVILLE, Tenn., Sept. 3, 2020 --- Genesco Inc. (NYSE: GCO) today reported a GAAP loss from continuing operations per diluted share of ($1.33) for the three months ended August 1, 2020, compared to earnings from continuing operations per diluted share of $0.05 in the second quarter last year.  Adjusted for the excluded items in both periods, the Company reported a second quarter loss from continuing operations per diluted share of ($1.23), compared to earnings from continuing operations per diluted share of $0.15 last year.

Mimi E. Vaughn, Genesco Board Chair, President and Chief Executive Officer, said, “The second quarter began with consumers enthusiastically returning to our physical locations as we began reopening stores and continuing to actively engage and shop with us online. The speed and executional excellence our teams demonstrated in getting our stores open and operational was a huge advantage as we often opened on the first day permitted by local authorities.  Despite our stores being open for about 70% of the days in the second quarter, total net revenue decreased only 20% as the drop in store volume was partially offset by a notable 144% increase in e-commerce sales as we pivoted to digital. Equally encouraging was our ability to reduce expenses and inventories in line with sales and to generate cash during the quarter.  Journeys generated a positive operating income for the quarter, but gross margin headwinds especially at Johnston & Murphy and Schuh led to a consolidated operating loss.

“Towards the end of the second quarter and to begin the third quarter, our business in North America was significantly impacted by the changes in back-to-school timing brought on by the pandemic. This includes schools in several areas of the country starting later than last year and many others not returning to in-person learning. As such we believe the back-to-school selling season will extend deeper into the third quarter which has limited visibility as we head into the back half. I am incredibly proud of how our teams have responded to the unprecedented challenges we’ve faced thus far in Fiscal 2021.  This, along with the strong strategic positioning of our businesses and current liquidity, gives me confidence that we will successfully weather this storm and emerge strong to take advantage of the many opportunities on the other side.”

______________________

1Excludes retail store asset impairment charges and a change in vacation policy, net of tax effect in the second quarter of Fiscal 2021 (“Excluded Items”). A reconciliation of earnings/loss and earnings/loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings/loss and earnings/loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Store Re-Opening Update

Currently, the Company is operating in 96% of its locations, including approximately 1,130 Journeys, 160 Johnston & Murphy, and 125 Schuh locations.

All store locations are operating under enhanced measures to ensure the health and safety of employees and customers.

Genesco will continue its phased approach to reopen stores when:

•	state and local governments have allowed stores to operate,
•	the Company believes it can operate safely under its enhanced health and safety measures, and
•	the Company believes that it can ensure the safety of its employees and customers.

Second Quarter Review

Net sales for the second quarter of Fiscal 2021 decreased 20% to $391 million from $487 million in the second quarter of Fiscal 2020. This sales decrease was driven by store closures, a later start to back-to-school, lower store comps and lower wholesale sales, partially offset by digital comp growth of 144%.  As a result of the store closures and gradual reopening of stores in response to COVID-19, the Company has not included second quarter Fiscal 2021 comparable sales, except for comparable direct sales, as it believes that overall sales is a more meaningful metric during this period.

Comparable Sales

Comparable Same Store and Direct Sales:	2QFY21	2QFY20
Journeys Group	NA	4%
Schuh Group	NA	0%
Johnston & Murphy Group	NA	1%
Total Genesco Comparable Sales	NA	3%
Same Store Sales	NA	1%
Comparable Direct Sales	144%	20%

Overall sales were down 12% for Journeys, 22% at Schuh, and 64% at J&M while sales were up 62% at Licensed Brands due to the Togast acquisition.

Second quarter gross margin this year was 42.7%, down 590 basis points, compared with 48.6% last year. The decrease as a percentage of sales is due primarily to higher shipping and warehouse expense in all divisions driven by the increase in penetration of e-commerce, significant inventory reserves taken at Johnston & Murphy, and increased promotional activity at Schuh.

Adjusted selling and administrative expense for the second quarter this year increased 40 basis points as a percentage of net sales due to lower sales as a result of COVID-19. On a dollar basis, expenses decreased 19% compared to the same period last year driven by disciplined expense management, including: reduced selling salaries, occupancy, and compensation expense along with lower travel, advertising and bonus expenses.

Genesco’s GAAP operating loss for the second quarter was $(22.0) million, or (5.6)% of sales this year compared with operating income of $3.0 million, or 0.6% of sales last year.  Adjusted for the excluded items in both periods, the operating loss for the second quarter was $(20.9) million this year compared with operating income of $4.7 million last year.  Adjusted operating margin was (5.3)% of sales in the second quarter of Fiscal 2021 and 1.0% last year.

The effective tax rate for the quarter was 20.3% in Fiscal 2021 compared to 70.7% last year.  The adjusted tax rate, reflecting excluded items, was 23.0% in Fiscal 2021 compared to 45.2% last year.  The lower adjusted tax rate for this year primarily reflects the inability to recognize a tax benefit for certain foreign losses.

The GAAP loss from continuing operations was $(18.9) million in the second quarter of Fiscal 2021, compared to earnings from continuing operations of $0.8 million in the second quarter last year.  Adjusted for the excluded items in both periods, the second quarter loss from continuing operations was $(17.4) million, or ($1.23) loss per share in Fiscal 2021, compared to earnings from continuing operations of $2.5 million, or $0.15 earnings per share last year.

Cash, Borrowings and Inventory

Cash and cash equivalents at August 1, 2020, were $299.1 million, compared with $58.0 million at August 3, 2019.  Cash increased $60.6 million during the second quarter driven primarily by operating activities generating $74.4 million, partially offset by a use of cash in financing activities of $12.0 million, capital expenditures and other activities.  Total debt at the end of the second quarter of Fiscal 2021 was $210.9 million compared with $75.1 million at the end of last year’s second quarter. Total unused availability as of August 1, 2020 was $63.4 million. Inventories decreased 18% in the second quarter of Fiscal 2021 on a year-over-year basis.

Capital Expenditures and Store Activity

For the second quarter, capital expenditures were $4 million, primarily related to digital and omni-channel initiatives and store projects already in progress. Depreciation and amortization was $12 million.  During the quarter, the Company opened three new stores and closed six stores.  The Company ended the quarter with 1,476 stores compared with 1,494 stores at the end of the second quarter last year, or a decrease of 1%.  Square footage was down 1% on a year-over-year basis.

Share Repurchases

The Company did not repurchase any shares during the second quarter of Fiscal 2021.

Fiscal 2021 Outlook

Due to the continued uncertainty in the overall economy driven by COVID-19, the Company is not providing guidance at this time.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of second quarter results on its website, www.genesco.com, in the investor relations section. The Company’s live conference call on September 3, 2020, at 7:30 a.m. (Central time), may be accessed through the Company’s website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, those regarding back-to-school and holiday selling seasons and its ability to keep stores open, operate the stores safely and ensure the safety of customers and employees) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences.  These include adjustments to estimates and projections reflected in forward-looking statements, including as a result of the effects of COVID-19 on the Company’s business including whether there are  periods of increases in the number of COVID-19 cases in locations in which the Company operates, further closures of stores due to COVID-19, weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and landlords, changes in public safety and health requirements, the Company’s ability to adequately staff stores, limitations on the Company’s ability to provide adequate personal protective equipment to employees, and the Company’s ability to maintain social distancing requirements; stores closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the imposition of tariffs on products imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of COVID-19; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of weakness in the U.K. market; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events, including for example, the COVID-19 coronavirus; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor of certain leases; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to eliminate stranded costs associated with dispositions, including the sale of the Lids Sport Group business; the Company’s ability to realize anticipated cost savings, including rent savings; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,475 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand, the licensed Levi’s brand, the licensed Bass brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Inc. Financial ContactsGenesco Inc. Media Contact

Mel TuckerClaire S. McCall

Senior Vice President, Chief Financial Officer Director, Corporate Relations

(615) 367-7465(615) 367-8283

mtucker@genesco.comcmccall@genesco.com

Dave Slater

Vice President, Financial Planning & Analysis and IR

(615) 367-7604

dslater@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 2		Quarter 2
	August 1, 2020	% of Net Sales	August 3, 2019	% of Net Sales
Net sales	$391,217	100.0%	$486,573	100.0%
Cost of sales	224,217	57.3%	250,040	51.4%
Gross margin	167,000	42.7%	236,533	48.6%
Selling and administrative expenses	187,261	47.9%	231,796	47.6%
Asset impairments and other, net	1,733	0.4%	1,775	0.4%
Operating income (loss)	(21,994)	-5.6%	2,962	0.6%
Other components of net periodic benefit cost	(182)	0.0%	(93)	0.0%
Interest expense, net	1,918	0.5%	347	0.1%
Earnings (loss) from continuing operations before income taxes	(23,730)	-6.1%	2,708	0.6%
Income tax expense (benefit)	(4,806)	-1.2%	1,915	0.4%
Earnings (loss) from continuing operations	(18,924)	-4.8%	793	0.2%
Loss from discontinued operations, net of tax	(112)	0.0%	(216)	0.0%
Net Earnings (Loss)	$(19,036)	-4.9%	$577	0.1%
Basic earnings (loss) per share:
Before discontinued operations	$(1.33)		$0.05
Net earnings (loss)	$(1.34)		$0.04
Diluted earnings (loss) per share:
Before discontinued operations	$(1.33)		$0.05
Net earnings (loss)	$(1.34)		$0.04
Weighted-average shares outstanding:
Basic	14,179		15,959
Diluted	14,179		16,028

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Six Months Ended		Six Months Ended
	August 1, 2020	% of Net Sales	August 3, 2019	% of Net Sales
Net sales	$670,449	100.0%	$982,224	100.0%
Cost of sales	383,305	57.2%	500,783	51.0%
Gross margin	287,144	42.8%	481,441	49.0%
Selling and administrative expenses	376,303	56.1%	468,351	47.7%
Goodwill impairment	79,259	11.8%	—	0.0%
Asset impairments and other, net	9,594	1.4%	1,044	0.1%
Operating income (loss)	(178,012)	-26.6%	12,046	1.2%
Other components of net periodic benefit cost	(306)	0.0%	(179)	0.0%
Interest expense, net	2,774	0.4%	181	0.0%
Earnings (loss) from continuing operations before income\ taxes	(180,480)	-26.9%	12,044	1.2%
Income tax expense (benefit)	(26,932)	-4.0%	4,781	0.5%
Earnings (loss) from continuing operations	(153,548)	-22.9%	7,263	0.7%
Loss from discontinued operations, net of tax	(265)	0.0%	(340)	0.0%
Net Earnings (Loss)	$(153,813)	-22.9%	$6,923	0.7%
Basic earnings (loss) per share:
Before discontinued operations	$(10.86)		$0.43
Net earnings (loss)	$(10.87)		$0.41
Diluted earnings (loss) per share:
Before discontinued operations	$(10.86)		$0.43
Net earnings (loss)	$(10.87)		$0.41
Weighted-average shares outstanding:
Basic	14,145		16,802
Diluted	14,145		16,939

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 2		Quarter 2
	August 1, 2020	% of Net Sales	August 3, 2019	% of Net Sales
Sales:
Journeys Group	$276,631	70.7%	$315,175	64.8%
Schuh Group	71,732	18.3%	92,476	19.0%
Johnston & Murphy Group	24,097	6.2%	67,267	13.8%
Licensed Brands	18,757	4.8%	11,583	2.4%
Corporate and Other	—	0.0%	72	0.0%
Net Sales	$391,217	100.0%	$486,573	100.0%
Operating Income (Loss):
Journeys Group	$10,160	3.7%	$11,329	3.6%
Schuh Group	(6,838)	-9.5%	39	0.0%
Johnston & Murphy Group	(18,243)	-75.7%	1,518	2.3%
Licensed Brands	(1,222)	-6.5%	(251)	-2.2%
Corporate and Other(1)	(5,851)	-1.5%	(9,673)	-2.0%
Operating income (loss)	(21,994)	-5.6%	2,962	0.6%
Other components of net periodic benefit cost	(182)	0.0%	(93)	0.0%
Interest, net	1,918	0.5%	347	0.1%
Earnings (loss) from continuing operations before income taxes	(23,730)	-6.1%	2,708	0.6%
Income tax expense (benefit)	(4,806)	-1.2%	1,915	0.4%
Earnings (loss) from continuing operations	(18,924)	-4.8%	793	0.2%
Loss from discontinued operations, net of tax	(112)	0.0%	(216)	0.0%
Net Earnings (Loss)	$(19,036)	-4.9%	$577	0.1%

(1)

Includes a $1.7 million charge in the second quarter of Fiscal 2021 for retail store asset impairments.  Includes a $1.7 million charge in the second quarter of Fiscal 2020 which includes $1.0 million for lease terminations and $0.7 million for retail store asset impairments.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Six Months Ended		Six Months Ended
	August 1, 2020	% of Net Sales	August 3, 2019	% of Net Sales
Sales:
Journeys Group	$445,556	66.5%	$639,147	65.1%
Schuh Group	118,897	17.7%	169,320	17.2%
Johnston & Murphy Group	62,946	9.4%	142,001	14.5%
Licensed Brands	43,050	6.4%	31,666	3.2%
Corporate and Other	—	0.0%	90	0.0%
Net Sales	$670,449	100.0%	$982,224	100.0%
Operating Income (Loss):
Journeys Group	$(26,923)	-6.0%	$30,305	4.7%
Schuh Group	(21,924)	-18.4%	(5,389)	-3.2%
Johnston & Murphy Group	(27,827)	-44.2%	6,624	4.7%
Licensed Brands	(3,723)	-8.6%	178	0.6%
Corporate and Other(1)	(18,356)	-2.7%	(19,672)	-2.0%
Goodwill Impairment	(79,259)	-11.8%	—	0.0%
Operating income (loss)	(178,012)	-26.6%	12,046	1.2%
Other components of net periodic benefit cost	(306)	0.0%	(179)	0.0%
Interest, net	2,774	0.4%	181	0.0%
Earnings (loss) from continuing operations before income taxes	(180,480)	-26.9%	12,044	1.2%
Income tax expense (benefit)	(26,932)	-4.0%	4,781	0.5%
Earnings (loss) from continuing operations	(153,548)	-22.9%	7,263	0.7%
Loss from discontinued operations, net of tax	(265)	0.0%	(340)	0.0%
Net Earnings (Loss)	$(153,813)	-22.9%	$6,923	0.7%

(1)

Includes a $9.6 million charge in the first six months of Fiscal 2021 which includes a $5.3 million charge for trademark impairment and a $4.7 million charge for retail store asset impairments, partially offset by a $(0.4) million gain for the release of an earnout related to the Togast acquisition. Includes a $1.0 million charge in the first six months of Fiscal 2020 for retail store asset impairments.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	August 1, 2020	August 3, 2019
Assets
Cash and cash equivalents	$299,144	$57,965
Accounts receivable	54,793	26,626
Inventories	365,267	444,706
Other current assets	58,454	45,040
Total current assets	777,658	574,337
Property and equipment	220,458	261,924
Operating lease right of use assets	670,323	754,537
Goodwill and other intangibles	67,939	116,685
Other non-current assets	33,650	48,044
Total Assets	$1,770,028	$1,755,527

Liabilities and Equity
Accounts payable	$178,541	$157,822
Current portion long-term debt	24,860	14,896
Current portion operating lease liabilities	199,392	141,233
Other current liabilities	88,047	87,511
Total current liabilities	490,840	401,462
Long-term debt	186,049	60,244
Long-term operating lease liabilities	593,723	671,047
Other long-term liabilities	38,552	38,153
Equity	460,864	584,621
Total Liabilities and Equity	$1,770,028	$1,755,527

GENESCO INC.

Store Count Activity

	Balance 02/02/2019	Open	Close	Balance 02/01/2020	Open	Close	Balance 08/01/2020
Journeys Group	1,193	8	30	1,171	3	5	1,169
Schuh Group	136	1	8	129	1	3	127
Johnston & Murphy Group	183	3	6	180	2	2	180
Total Retail Units	1,512	12	44	1,480	6	10	1,476

GENESCO INC.

Store Count Activity

	Balance 05/02/2020	Open	Close	Balance 08/01/2020
Journeys Group	1,171	2	4	1,169
Schuh Group	127	1	1	127
Johnston & Murphy Group	181	0	1	180
Total Retail Units	1,479	3	6	1,476

GENESCO INC.

Comparable Sales

	Quarter 2		Six Months Ended
	August 1, 2020(1)	August 3, 2019	August 1, 2020(1)	August 3, 2019
Journeys Group	NA	4%	NA	5%
Schuh Group	NA	0%	NA	1%
Johnston & Murphy Group	NA	1%	NA	0%
Total Comparable Sales	NA	3%	NA	4%
Same Store Sales	NA	1%	NA	3%
Comparable Direct Sales	144%	20%	105%	17%

(1)

As a result of store closures in response to the COVID-19 pandemic, the Company has not included second quarter or year to date Fiscal 2021 comparable sales, except for comparable direct sales, as it believes that overall net sales is a more meaningful metric during this period.

GENESCO INC.

COVID-19 Related Adjustments

(in thousands)

(Unaudited)

	Quarter 1	Six Months
	August 1, 2020	August 1, 2020
Goodwill impairment	$—	$79,259
Incremental retail store asset impairment (1)	1,002	3,736
Trademark impairment (1)	—	5,260
Release of Togast earnout (1)	—	(441)
Excess inventory (2)	2,469	4,277
Non-productive compensation (3) and (4)	1,443	4,688
UK property tax relief (3)	(3,934)	(5,489)
Incremental bad debt reserve (3)	643	3,065
Other (3) and (5)	1,092	894
Total COVID-19 related adjustments	$2,715	$95,249

(1)	Included in asset impairments and other, net on the Condensed Consolidated Statements of Operations.
(2)	Included in cost of sales on the Condensed Consolidated Statements of Operations.
(3)	Included in selling and administrative expenses on the Condensed Consolidated Statements of Operations.
(4)	Certain compensation paid to furloughed workers and commission based associates, net of the CARES Act, UK and Canadian government relief.
(5)

Includes primarily severance and increased cleaning and personal protective equipment expenses in the second quarter and first six months of Fiscal 2021 and is partially offset by the reversal of percentage rent for the first six months of Fiscal 2021.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Three Months Ended August 1, 2020 and August 3, 2019

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 2
	August 1, 2020			August 3, 2019
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (loss) from continuing operations, as reported		$(18,924)	$(1.33)		$793	$0.05
Asset impairments and other adjustments:
Retail store asset impairment charges	$1,733	1,313	0.09	$731	451	0.03
Loss on lease terminations	—	—	0.00	1,044	717	0.04
Change in vacation policy	(616)	(463)	(0.03)	—	—	0.00
Gain on Hurricane Maria	—	—	0.00	—	2	0.00
Total asset impairments and other adjustments	$1,117	850	0.06	$1,775	1,170	0.07
Income tax expense adjustments:
Tax impact share based awards		1,129	0.08		(54)	0.00
Other tax items		(471)	(0.04)		547	0.03
Total income tax expense adjustments		658	0.04		493	0.03
Adjusted earnings (loss) from continuing operations (1) and (2)		$(17,416)	$(1.23)		$2,456	$0.15

(1)   The adjusted tax rate for the second quarter of Fiscal 2021 and 2020 is 23.0% and 45.2%, respectively.

(2)

EPS reflects 14.2 million and 16.0 million share count for the second quarter of Fiscal 2021 and 2020, respectively, which excludes common stock equivalents in the second quarter of Fiscal 2021 due to the loss from continuing operations and includes common stock equivalents in the second quarter of Fiscal 2020.

Genesco Inc.

Adjustments to Reported Operating Income (Loss)

Three Months Ended August 1, 2020 and August 3, 2019

	Quarter 2 - August 1, 2020
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$10,160	$(263)	$9,897
Schuh Group	(6,838)	—	(6,838)
Johnston & Murphy Group	(18,243)	(96)	(18,339)
Licensed Brands	(1,222)	(39)	(1,261)
Corporate and Other	(5,851)	1,515	(4,336)
Total Operating Loss	$(21,994)	$1,117	$(20,877)
% of sales	-5.6%		-5.3%

	Quarter 2 - August 3, 2019
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$11,329	$—	$11,329
Schuh Group	39	—	39
Johnston & Murphy Group	1,518	—	1,518
Licensed Brands	(251)	—	(251)
Corporate and Other	(9,673)	1,775	(7,898)
Total Operating Income	$2,962	$1,775	$4,737
% of sales	0.6%		1.0%

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Six Months Ended August 1, 2020 and August 3, 2019

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Six Months Ended
	August 1, 2020			August 3, 2019
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (loss) from continuing operations, as reported		$(153,548)	$(10.86)		$7,263	$0.43
Asset impairments and other adjustments:
Retail store asset impairment charges	$4,775	3,541	0.25	$1,038	663	0.04
Trademark impairment	5,260	5,153	0.36	—	—	0.00
Goodwill impairment	79,259	79,259	5.60	—	—	0.00
Loss on lease terminations	—	—	0.00	44	28	0.00
Release Togast earnout	(441)	(323)	(0.02)	—	—	0.00
Change in vacation policy	(1,232)	(914)	(0.06)	—	—	0.00
Gain on Hurricane Maria	—	—	0.00	(38)	(24)	0.00
Total asset impairments and other adjustments	$87,621	86,716	6.13	$1,044	667	0.04
Income tax expense adjustments:
Tax impact share based awards		1,129	0.08		(54)	0.00
Other tax items		(3,161)	(0.22)		489	0.02
Total income tax expense adjustments		(2,032)	(0.14)		435	0.02
Adjusted earnings (loss) from continuing operations (1) and (2)		$(68,864)	$(4.87)		$8,365	$0.49

(1)	The adjusted tax rate for the first six months of Fiscal 2021 and 2020 is 25.8% and 36.1%, respectively.

(2)

EPS reflects 14.1 million and 16.9 million share count for the first six months of Fiscal 2021 and 2020, respectively, which excludes common stock equivalents in the first six months of Fiscal 2021 due to the loss from continuing operations and includes common stock equivalents in the first six months of Fiscal 2020.

Genesco Inc.

Adjustments to Reported Operating Income (Loss)

Six Months Ended August 1, 2020 and August 3, 2019

	Six Months Ended - August 1, 2020
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(26,923)	$(526)	$(27,449)
Schuh Group	(21,924)	—	(21,924)
Johnston & Murphy Group	(27,827)	(192)	(28,019)
Licensed Brands	(3,723)	(78)	(3,801)
Corporate and Other	(97,615)	88,417	(9,198)
Total Operating Income	$(178,012)	$87,621	$(90,391)
% of sales	-26.6%		-13.5%

	Six Months Ended - August 3, 2019
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$30,305	$—	$30,305
Schuh Group	(5,389)	—	(5,389)
Johnston & Murphy Group	6,624	—	6,624
Licensed Brands	178	—	178
Corporate and Other	(19,672)	1,044	(18,628)
Total Operating Income	$12,046	$1,044	$13,090
% of sales	1.2%		1.3%